Exhibit 5.5

AAR CORP.

1100 North Wood Dale Road

Wood Dale, Illinois 60191

Oslo, 30 November 2012

59378/4501192

Counsel in charge:  Stein Ove Solberg

Dear Sirs,

We have acted as Norwegian special legal counsel for Nordisk Aviation Products AS, a company incorporated under the laws of Norway (the “Company”), in connection with a supplemental indenture dated 30 November 2012 (the “Supplemental Indenture”) executed and delivered by the Company as additional guarantor, AAR CORP., the parent company of the Company (the “Parent”), certain other subsidiaries of the Parent and U.S. Bank National Association as trustee under the Indenture as defined below (the “Trustee”), in connection with an indenture dated 23 January 2012 entered into by and amongst others the Parent, certain US subsidiaries of the Parent (the “US Guarantors”) and the Trustee (the “Indenture”). The Supplemental Indenture has been executed and delivered pursuant to Section 9.1 of the Indenture.

In this opinion letter:

(a)                                 all terms used, but not defined, in this opinion shall have the respective meanings given to such terms in the Indenture (as appropriate).

For the purpose of this opinion we have examined the following documents:

(1)                                 a signed copy of the Indenture;

(2)                                 a signed copy of the Supplemental Indenture;

(3)                                 the form of the Exchange Notes

(4)                                 a copy of draft Form S-4 Registration Statement;

(5)                                 a copy of the signed minutes from a meeting of the board of directors of the Company dated 30 November 2012, approving the Documents;

(6)                                 A copy of a statement dated 30 November 2012, from the board of directors of the Company in accordance with the provisions of section 3-8 of the Norwegian Private Limited Companies Act:

(7)                                 a copy of the signed minutes of an extraordinary general meeting 30 November 2012, of the Company, approving the Documents (as defined below);

(8)                                 an extract from the Norwegian Register of business enterprises dated 30 November 2012 of  a company certificate of the Company; and

(9)                                 a copy of the Articles of Association of the Company, dated 30 November 2012;

the documents referred to in (1) - (2) inclusively being herein referred to as the “Documents”.

In giving this opinion we have assumed:

(a)                                the genuineness of all signatures and the authenticity of all documents submitted to us and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and the conformity to the execution copies of all drafts submitted to us as final drafts;

(b)                                that all authorizations, powers and authorities specified above remain in full force and effect;

(c)                                 that all the parties to each of the Documents (other than the Company) are duly incorporated or formed and validly existing under the laws of their relevant jurisdiction;

(d)                                that the Exchange Notes will be issued as described in the Registration Statement;

(d)                                that the Exchange Notes will be in substantially the form attached to the Indenture and that any information omitted from such form will be added;

(e)                                 that the Indenture (including the Supplemental Indenture) and the Exchange Notes comply with applicable provisions of the laws of the state of New York, USA;

(f)                                  that there have been no amendments to the company certificate or the Articles set out in the list of examined documents as compared to the forms provided to us for the purpose of this opinion and no resolutions of the Company has been made requiring a filing to be made to the Norwegian company register which will have the effect that the company certificate or the Articles of Incorporation are or will be amended;

(g)                                 that each of the Documents is duly authorized, executed and delivered by and is within the capacity and powers of the parties thereto (other than the Company);

(h)                                that each of the Documents constitutes legal, valid, binding and enforceable obligations of the parties thereto under the laws of the State of New York;

(i)                                    that the resolutions referred to in paragraph (5) and (7) of the list of examined documents above was duly passed at a properly convened meeting of the board of directors and extraordinary general meetings of the Company and that the said resolutions have not been amended or rescinded and are in full force and effect at the date hereof;

(j)                                   that there have been no amendments to the certificates of registration and articles of association set out in paragraph (8) and (9) of the list of examined documents and no resolutions of the Company have been made requiring a filing to be made to the Norwegian Register of Business Enterprises which will have the effect that the Certificate of Registration or the Articles of Association of the Company is or will be amended;

(k)                                that the decision by the Company to become a party to the Documents has been based on a belief, on reasonable grounds, that it has been made for its legitimate business purpose and in the interest of the Company, its shareholders, employees and creditors and/or otherwise that sufficient corporate benefit accrues to it;

(l)                                    that there are no provisions of the laws of any jurisdiction other than Norway which would have any implications on the opinion we express; and that there are no provisions in, or other aspects of, any document other than the Documents which would have any implications on the opinion we express;

(m)                            the accuracy and completeness of all factual representations produced to us in documents and otherwise, and therefore we have made no independent investigation thereof;

(n)                                that all necessary consents, authorisations and approvals whatsoever required in any relevant jurisdiction (other than Norway) for the execution and performance of each of the Documents by each of the parties thereto have been, or will be, obtained and that all necessary notices, filings, registrations and recordings required in any applicable jurisdiction (other than Norway) in respect of each of the Documents have been, or will be, given or effected in accordance with the laws and regulations of every such applicable jurisdiction;

(o)                                that any corporate records inspected for the purpose of this opinion letter were accurate and complete and contained all records and documents which they properly should contain and that all meetings of directors and shareholders, minutes of which were contained in the corporate records, were validly convened and held; and

(p)                                in reviewing any contract, agreement, instrument or other document which by its terms purports to be governed by the laws of any jurisdiction other than the kingdom of Norway, we are relying solely upon our understanding of the plain language of any such contract, agreement, instrument or other document (or the English translation, if applicable).

We do not purport to render an opinion in respect of any jurisdiction other than the laws of Norway as the same are in full force and effect at the date hereof. This opinion relates only to matters of law on the date hereof and is based on facts known to us at the date hereof, and we may not express any opinion as to consequences of later alterations to such facts.

On the basis of the foregoing and subject to the qualifications and reservations hereinafter set forth, we are of the opinion that:

(a)                         the Company is a limited company validly existing and duly registered under the laws of Norway and it possesses the capacity to sue and be sued in its own name and has the power to carry on its business and to own its property and other assets, and as of 30 November 2012 the Norwegian company register has not registered any petition or resolution for winding-up or dissolution of the Company;

(b)                         the Company has the power and authority to execute, deliver and to perform its obligations under the Documents and to carry out the transactions contemplated by the Documents and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same;

(c)                          the Documents have been validly and properly executed by the Company and the obligations of the Company under the Documents constitute its legal, valid, binding and enforceable obligations;

(d)                         the Company can only guarantee and/or secure the obligations  of the Parent or any party closely related to the Parent, or of a shareholder in another company in the same group as the Company, within the limits of the assets which the Company may use for distribution of dividend and only if adequate security is furnished for the claim for repayment or recovery;

(e)                          the execution, delivery and performance by the Company of the Documents does not contravene any law or regulation of Norway applicable to it, neither do the Documents  conflict with the Articles of Association of the Company, subject to the assumptions and qualifications herein;

(f)                           the obligations of the Company under the Documents are its direct, general and unconditional obligations and rank (unless contractually subordinated) at least pari passu in all respects with all its other present and future unsecured and unsubordinated obligations (including contingent obligations), with the exception of obligations mandatorily preferred by applicable law and not by contract;

(g)                          the choice of the laws of the State of New York, USA, to govern the Documents is, under the laws of Norway, a valid and binding choice of law and will be recognised and applied by the courts of Norway; the Documents are in proper legal form for the pursuance in the civil courts of Norway if translated into Norwegian subject, however, to the qualifications (i) that foreign laws will not be applied to the extent contrary to Norwegian public policy, (ii) that Norwegian laws as to matters of evidence and procedure would apply in any such action, and (iii) that Norwegian law will be applied in a bankruptcy proceeding in respect of an execution against the Company; and

(h)                         a judgment rendered by the courts of the State of New York, USA, against the Company in respect of the Documents will be enforceable against the Company in Norway without a further trial on the merits subject to and in accordance with section 19-16 of the Norwegian Civil Procedures Act of 2005 and the Norwegian Enforcement Act of 1992 as amended or replaced if the judgment of such matter is final, binding and enforceable in and pursuant to the laws of the relevant foreign jurisdiction, the judgment does not relate to an interest in land in Norway, the matter is subject to the parties´ agreement and disposal, and the acceptance and enforcement of the judgment shall not be in conflict with decency, Norwegian mandatory law or public policy.

The foregoing opinion is subject to the following qualifications:

(1)                                 we express no opinion in respect of any effect of the Documents  in relation to any party not being a party to the Documents, and an agreement may be amended by mutual agreement between the parties thereto or altered as a consequence of generally applicable legal principles;

(2)                                 the obligations of the Company under the Documents may be found partly or totally invalid by Norwegian courts and thus unenforceable to the extent the obligations may be deemed or construed as unlawful financial assistance pursuant to Section 8-7, cf. Section 1-4, and Section 8-10, cf., Section 1-4 of the Companies Act, as at any time amended;

(3)                                 section 3-8 (the “Provision”) of the Companies Act provides, in short, that certain agreements between a Norwegian limited liability company (the “Issuing Company”) and its direct or indirect shareholders and certain other persons, must be approved by the general meeting of the Issuing Company in accordance with certain corporate procedures, i.e. the issuance by the board of directors of a statement, a confirmation by the auditors of the Issuing Company and a filing of such statement and confirmation with the companies registry. If the Provision is not complied with, the Issuing Company will not be bound by the relevant agreement and any contributions made thereunder or pursuant thereto shall be recovered by or refunded to the Issuing Company. We note from the minutes of the extraordinary general meeting of the Company (item (7) in the list of examined documents) that such corporate procedures will not be followed in full, as the confirmation by the auditors has not been obtained;

However, we note that the Documents has been approved by an extraordinary general meeting of the Company, as the general view in the Norwegian legal community is that the decision by the general meeting, and not the additional corporate procedures, is the decisive requirement for satisfying the Provision so that the agreement will be binding on the Issuing Company.

Furthermore, in this transaction, the Company is owned 100% by the Parent and thus 100% of the shares were represented at the general meeting having unanimously approved the agreements despite the lack of the auditor’s full report, as stated in the resolution from the general meeting, which are arguments to support that the lack of the full auditor’s report would not have an impact on the resolution of the general meeting. Accordingly, for the mentioned agreements in this matter we are of the opinion that there is a remote risk that the court will come to the conclusion that these are invalid or that the Company will not be bound;

(4)                                for the avoidance of doubt, we express no opinion in relation to the value of the guarantee  created by the Documents;

(5)                                 if any provisions of the Documents are held to be illegal, invalid or unenforceable, the severance of such provision from the remaining provisions of the relevant document will be subject to the exercise of the discretion of the Norwegian Court;

(6)                                 any term of an agreement may under Norwegian law be amended orally, despite any provision in the agreement to the contrary;

(7)                                 where any party to the Documents is vested with the discretion or may determine the matter in its opinion, Norwegian law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds, and such provisions will not necessarily prevent judicial inquiry into the merit of such determination;

(8)                                 in opining that the Documents is enforceable we do not express any view on the particular remedies available. The term “enforceable” as used in this opinion means that the obligations assumed by the Company under the Documents are of a type which Norwegian courts will generally enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. Enforcement of claims in Norway is subject to the mandatory provisions of the Enforcement Act;

(9)                                 we express no opinion as to whether specific performance or injunctive relief, being discretionary remedies, would necessarily be available in respect of any of the obligations under the Documents;

(10)                          Norwegian courts may be expected to give judgements in currencies other than Norwegian Kroner, if so requested. Norwegian law, however, allows the judgement debtor the right to pay the judgement debt (even though denominated in a foreign currency) in Norwegian Kroner, being the legal tender of Norway;

(11)                          a certificate, determination, notification, minute or opinion might be held by the Norwegian courts not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in any document to the contrary;

(12)                          Norwegian courts will in any action or proceedings apply Norwegian procedural rules, including rules with regard to allocation of litigation costs, and may decide not to give effect to any agreement or indemnity in respect of costs;

(13)                          we express no opinion in respect to any tax, duty, VAT and/or accounting (in Norwegian “skatt, avgift, merverdi eller regnskap”) issues in relation to (i) the Documents and (ii) any disposals/transactions contemplated by the Documents;

(14)                          if and to the extent that proceedings have already been instituted or are pending in the courts of any country other than Norway at the time the matter is brought before a court of Norway, the courts of Norway may think it proper in accordance with their rules not to entertain or stay an action in respect of a matter on which a court of another country has already given judgement or is entertaining proceedings; and

(15)                          claims may become barred under the Limitation Act or may become subject to defences or set-off or counter-claims and to any provisions generally applicable under Norwegian law in respect of invalidation of unfair contract terms, and the validity, performance and enforcement of the Documents may be limited or affected by bankruptcy, insolvency, administration or similar laws affecting creditors’ rights generally.

This opinion is governed by and limited to the laws of the Kingdom of Norway, and we express no opinion herein concerning any other law, or as to any specific legal issues other than those explicitly addressed above. We disclaim any express or implied undertaking or obligation to advice of any subsequent change of law or fact (even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in this opinion letter).

This Opinion Letter is provided in connection with the accession of Nordisk Aviation Products AS to the Supplemental Indenture and is addressed to and is solely for the benefit of

AAR CORP and any purchaser of the Exchange Notes issued in connection with the Documents and the Registration Statement. It may not be used or relied upon without our prior written consent or used or  relied upon for any other purpose and its content and existence shall not be disclosed without our prior written consent.

We furthermore agree to the filing of this opinion to the US Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included therein. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required by the Securities Act or the rules and regulations of the Commission.

Oslo, 30 November 2012,

Yours faithfully,

Arntzen de Besche Advokatfirma AS

/s/ Lars Tormodsgard	/s/ Stein Ove Solberg
Lars Tormodsgard	Stein Ove Solberg